Preliminary Offering Circular- Amendment No. 1,

Subject to Completion Dated October 2, 2018

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission, which we refer to as the Commission.  Information contained in this Preliminary Offering Circular is subject to completion or amendment.  These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

MINMAX SPACES

206 W COLLEGE AVENUE

FRIENDSVILLE, TN 37737, USA

(866) 646-6230

www.minmaxspaces.com

All correspondence to:

J. Martin Tate, Esq.

CARMAN LEHNHOF ISRAELSEN, LP

299 S. Main Street, Suite 1300

Salt Lake City, UT 84111

(801) 534-4435

EMAIL FOR CORRESPONDENCE: mtate@clilaw.com

(Name, address, including zip code, and telephone number, including area code, of agent for service)

UP TO 5,000,000 SHARES OF COMMON STOCK

Maximum Number of Shares	Price to Public	Underwriting Discount & Commissions	Maximum Proceeds to Issuer*
Up to 5,000,000 of Common Stock	$2.50	$0	$12,500,000

MinMax Spaces, a Wyoming Corporation (the “Company”) is offering 5,000,000 shares of our Common Stock at $2.50 per share through our officers and directors (the “Offering.”) There is no minimum number of shares of Common Stock which must be sold before a Closing and the Company expects to accept subscriptions for Common Stock as they are received. There are no provisions for the return of funds once the shares of Common Stock are sold. No commissions will be paid for the sale of the shares offered by the Company. Expenses of the Offering are estimated to be $75,000.

This is our Offering, and no public market currently exists for our shares. The Offering price may not reflect the market price of our shares after the Offering. The Company has set a minimum investment requirement of $250 but may accept subscriptions for less at the discretion of our CEO. We do not intend to place the funds into a segregated account or hold fund in escrow. Purchasers of our shares registered hereunder may be unable to sell their securities until such time as a public market for our securities develops. As a result, you may find it more difficult to dispose of, or obtain accurate quotes of our common stock. Any purchaser of our securities should be in a financial position to bear the risks of losing their entire investment.

The Company is considered an “emerging growth company” under Section 101(a) of the Jumpstart Our Business Startups Act as it is an issuer that had total annual gross revenues of less than $1 billion during its most recently completed fiscal year.

The Offering will terminate on the earlier of: (1) the date on which the maximum number of shares has been sold, (2) the date that is nine (9) months after the date of this Offering Circular, or (3) the date on which the Offering is terminated by the Company in its sole discretion.  The Offering is being conducted on a best-efforts basis, without any minimum target.  Funds tendered by each Investor will be available to the Company after the Company accepts the subscription, in its sole discretion.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR APPLICABLE STATE SECURITIES LAWS, AND THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION. HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

THIS OFFERING CIRCULAR CONTAINS ALL OF THE REPRESENTATIONS BY THE COMPANY CONCERNING THIS OFFERING, AND NO PERSON SHALL MAKE DIFFERENT OR BROADER STATEMENTS THAN THOSE CONTAINED HEREIN. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING CIRCULAR.

This Offering is inherently risky. See “Risk Factors” below on page 4.

Sales of these securities will commence on qualification from the SEC, which we hope will be approximately December 1, 2018.

The Company is following the “Offering Circular” format of disclosure set forth under Part II of the Offering Statement on Form 1-A of Regulation A.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THIS OFFERING CIRCULAR, AND IN ANY RELATED OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

MINMAX SPACES

OFFERING CIRCULAR

TABLE OF CONTENTS

SUMMARY2

THE OFFERING5

RISK FACTORS6

DILUTION14

USE OF PROCEEDS TO ISSUER16

DESCRIPTION OF BUSINESS18

DESCRIPTION OF PROPERTY24

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS25

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES29

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS31

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS32

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS33

SECURITIES BEING OFFERED35

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS36

INDEX TO FINANCIAL STATEMENTS38

Part III – Exhibits40

In this Offering Circular, the terms “we”, “our”, “us”, “MinMax”, “MinMax Spaces”, or the “Company” refers to MinMax Spaces.

MINMAX SPACES

OFFERING CIRCULAR

 SUMMARY

Overview

MinMax Spaces (“MinMax” or the “Company”) is a development stage company with no revenue.  MinMax was formed with the business purpose of designing, marketing, distributing and selling minimalist, eco-friendly, and economical residential and commercial building products. MinMax is a turn-key provider of steel-framed modular and container relocatable buildings and storage solutions that are designed to deliver a renewable living environment. MinMax serves as agent and/or exclusive distributor for several manufacturers.  MinMax has specifically entered into a global distribution agreement with SSL-9, Inc. with exclusivity to sell its Fast Operating Buildings (“FOBs”) designs within the United States.  SSL-9, Inc. is a shareholder in MinMax.  FOBs may be produced by one or more foreign or domestic manufacturers. MinMax may add products and/or services from other manufacturers from time-to-time to meet customer needs and introduce new innovative, functional and economical fast-building solutions. We intend to develop several sources for our concepts as part of the expansion strategy for MinMax Spaces.

Residential Market Opportunity

The purely economic driver of the small spaces trend is the spiraling cost of accommodation. Housing cost trends from Statsta state that in many locations in the USA, the average home price is over $500,000. In San Jose, California, the average price can be $750,000. This figure means that for many potential home buyers, these particular locations are beyond the reach of an average consumer when it comes to finding new a home. Smaller sized homes have helped meet this demand. If a potential homeowner cannot afford a traditional living space in their chosen location, small space living poses an option for these homebuyers. Whether it’s a major urban city center, or a remote wilderness location, it all comes down to costs.

According to Navigant Research, energy-efficient housing solutions are becoming widely available for people of all ages, incomes, and lifestyle preferences. The explosion of the energy-efficient pre-fab market, which is characterized by smaller overall spaces, is an indication that Americans are choosing less space for efficiency. Several television series dedicated to the minimalist lifestyle further demonstrates that the “Tiny House” concept has become more widely accepted by consumers.

According to HomeAdvisor.com, the average home in the U.S. is about 2,000 square feet and costs about $283,759 (roughly $150 per square foot).  Custom homes can be as much as $400 per square foot.  Modular and prefabrication homes, depending on location and quality, can save consumers up to 20% (or $120 to $380 per square foot).  According to Forbes.com, “Tiny houses typically cost between $200 to $400 per square foot.”  MinMax Spaces’ goal is to offer an affordable, quality, energy-efficient and technologically-advanced living space in unique communities at prices much less than these national averages and often less than the cost of similar apartment rent.

Family values have slowly shifted across the last fifty years. In the 1960s, many families still lived as a single unit, and this of course, required large residential properties. These days, when we think of a family living together, we automatically think of parents plus children. In today’s culture, according to research from TekCarta, we no longer live as a multi-generation, single family unit. In 2014, most countries in the western hemisphere averaged less than three occupants per home. This family size typically does not require more than a two-bedroom home.  The common design today is no more than three-bedroom-two-bath floorplans.

As the millennial generation joins the ranks of residential property purchasers, the picture changes yet again. This young, driven generation has far different wants and needs when it comes to housing. A popular millennial-focused website, MicroLifestyles.com, found that one of the major draws to micro-housing is, as the adage goes, location, location, location. Especially for millennials on a budget, the proximity to a city’s cultural hub makes the sacrifice of space worthwhile. The migration of living centers towards urban centers is well-documented, particularly in the United States where the Midwest often struggles to retain a millennial workforce skilled in tech jobs.  This creates a demand for MinMax solutions.

Millennials face a unique challenge in the current housing market, however. They’re generally more community-focused social groups, combined with the preference to work and live in high density urban areas, meaning that they face a unique set of challenges associated with home buying. A recent statistic uncovered by the NAHB says that three out of four millennials are first time home buyers, and that those who do buy tend to purchase older or smaller properties. Thus, millennials are more prone to small space living. In fact, a recent study by ULI states 24 percent of younger, single people who are currently renting due to financial constraints, usually in some form of shared housing, expressed interest in moving in to a self-contained micro unit.  Moreover, we believe that the millennials appetite for hi-tech and innovation will make MinMax their top-of-mind concept.

Benefits

Minimalist (small) space living is in many ways all about making a healthy lifestyle choice. Potential lifestyle improvements to be gained from downsized home sizes can be summarized as follows:

•More disposable income – from saving on the cost of housing and utilities

•Better access to infrastructure – such as being closer to public transportation, shopping malls, hospitals, etc.

•Wider entertainment options – by moving to a smaller space, occupants may be closer to an urban center

•Access to a natural environment – if relocating out of an urban center to a more remote setting

•Lower commute times – when moving in towards their place of work

•Proximity to friends and family – if moving closer to relatives

•Greater sense of community living among like-thinking peers

Other Residential Community and Commercial Opportunities

•Wellness Communities

•Retirement Communities

•Student Housing Communities

•Employer Housing Communities

•FEMA/HUD

•Retail or other Commercial Uses

Our Growth Strategy

Our plan is to target certain real estate markets that would benefit from small space living and/or developments. The Company intends to target and acquire the following:

•Multi-unit mobile home parks and subdivisions

•Multi-unit affordable housing spaces

•Quick-connect commercial spaces

•Student minimalist housing spaces

•Senior and Assisted Living Facilities

•Temporary and permanent workforce housing

•Rapid deployment disaster relief housing

•Back-country housing/hunting spaces

•Mobile unit storage spaces

•Mobile unit selling/festival spaces

Summary of Risks Affecting Us

We are subject to a number of risks, which are set out in more detail in “Risk Factors”. Risks include the following:

•We are a relatively young entrant in the pre-fab modular and container relocatable building and storage solution industry.

•We may not be able to successfully implement growth.

•We may not be able to respond to changing housing trends.

•We depend on a small management team.

•There may be local regulations which are averse to the proposed models, such as restrictions on mobile homes in certain markets or zoning limitations.

•Traditional bank finance may not be available in the near term.

•There is no current market for any shares of the Company’s Common Stock.

 THE OFFERING

Issuer:	MinMax Spaces
Shares Offered by Issuer:	A maximum of 5,000,000 shares of Common Stock of MinMax Spaces, $0.001 par value per share (“Common Stock”) at an offering price of $2.50 per share, for total maximum gross proceeds of $12,500,000.
Number of shares of Common Stock Outstanding before the Offering:	10,000,000 shares of Common Stock.
Number of shares of Common Stock to be Outstanding after the Offering:	A maximum of 15,000,000 shares of Common Stock.
Price per Share:	$2.50
Use of Proceeds:	We intend to use net proceeds to: (a) market, sell and distribute MinMaxSpaces™; and (b) acquire real estate that would benefit from small space living and/or developments.

Dividend policy

We intend to pay periodic dividends to the holders of shares of our Common Stock out of net income available for such purpose. We anticipate that these dividends will be paid from net income primarily generated from our operations and sales of our products and services.  However, to date, we have not generated revenue and may never generate revenue or have net income from which to pay dividends.

Voting Rights	The Common Stock offered hereby is entitled to one vote per share.

Risk Factors

Investing in our Common Stock involves risks. See the section entitled “Risk Factors” in this Offering Circular and other information included in this Offering Circular for a discussion of factors you should carefully consider before deciding to invest in our Common Stock.

Termination of the Offering

The Offering will terminate on the earlier of: (i) a date mutually acceptable to us after the date at least $500,000 of our Common Stock is sold; (ii) such time as $12,500,000 of our Common Stock is sold; or (iii) the date that is 270 days from the date of the qualification of this Offering; or (iv) when the Board of Directors decides that it is in our best interest to terminate the Offering prior the completion of the sale of at least $500,000 of our Common Stock.

 RISK FACTORS

The SEC requires that we identify risks that are specific to our business and financial condition. We are subject to all of the same risks impacting small, early stage businesses, including risks relating to economic downturns, political and economic events, and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest in our Company.

Limited Operating History

The Company was incorporated under Wyoming law in January 2018 and is an early-stage company with a limited operating history. As a result, the Company has many of the risks inherent in a new business enterprise, including products without a significant history in the market, reliance on a small number of products, limited distribution experience or manufacturing sources, a lack of established distribution channels, a small management team, an evolving organizational structure, and potential undiscovered weaknesses in newly-implemented management information systems and financial controls. We have, to date, not completed any real estate acquisitions and therefore consider our status as that of development stage.

Because we have a limited operating history, we may not be able to successfully manage our business or achieve profitability, it will be difficult for you to evaluate an investment in our stock, and you may lose your entire investment

We were initially formed in January 2018. We have a limited operating history. Our prospects must be considered in light of the risks, costs and difficulties frequently encountered by companies in their early stage of development. In order to be successful, we must raise meaningful amounts of capital, commence marketing, selling, assembling and delivering several MinMaxSpaces™ to be profitable. There is, therefore, nothing at this time on which to base an assumption that our business will prove successful, and there is no assurance that it will be able to operate profitably if or when operations commence. You may lose your entire investment due to our lack of experience.

We have a history of no revenue and no income

The Company is still in the development stage, has received no revenue, has not achieved profitability, and can give no assurances that we will achieve profitability within the near future as we fund operating and capital expenditures, in such areas as marketing, research and development. The Company requires additional working capital to develop our business operations. We cannot assure investors that we will ever achieve or sustain profitability or that our operating losses will not increase in the future. If we continue to incur losses, we will not be able to fund any of our sales, marketing, research and development activities, and we may be forced to cease our operations. If we are forced to cease operations, investors will lose the entire amount of their investment.

We may not have adequate liquidity

To date, the Company has bootstrapped its growth using a combination of debt sources and has not yet accepted any equity financing.  The Company may not always be able to acquire new debt capital or extend maturity dates on its loans.  Increases in interest rates may also impact the Company’s ability to use debt as a source of growth capital in the future.  Changes in the economic environment or the Company’s performance may make it difficult to secure future working capital through any means.

We depend on a small management team

We rely primarily on the skill and experience of the co-founders and a small management team (see “Management Team”).  If we are not able to call on one of these people for any reason, our growth and/or operations may be negatively impacted.

The Company’s website could be hacked

Hacks and/or data breaches could lead to material financial losses, reputational damage, and legal expenses. Credit card processors could refuse to do business with us if we were to receive a large number of chargebacks, which can be triggered by fraudulent use of stolen credit cards. We do not store credit card information and we do our best to safeguard our systems and assets, but we cannot guarantee that we will be able to successfully repel future attempts to defraud us or to hack into our customers’ data.

Risks Related to our Business

Our MinMaxSpaces™ sales and operating revenues could decline due to macro-economic and other factors outside of our control, such as changes in consumer confidence and declines in employment levels

Changes in national and regional economic conditions, as well as local economic conditions where we conduct our operations and where prospective purchasers of our MinMaxSpaces™ live, may result in more caution on the part of homebuyers and, consequently, fewer MinMaxSpaces™ purchases. These economic uncertainties involve, among other things, conditions of supply and demand in local markets and changes in consumer confidence and income, employment levels, and government regulations. These risks and uncertainties could periodically have an adverse effect on consumer demand for and the pricing of our MinMaxSpaces™, which could cause our operating revenues to decline. Failure to achieve revenues, or a reduction in our revenues once achieved, could, in turn, negatively affect the market price of our securities. The homebuilding industry is cyclical, has from time to time experienced significant difficulties, and is significantly affected by changes in general and local economic conditions such as:

•employment levels and job growth;

•availability of financing for home buyers;

•interest rates;

•consumer confidence;

•housing demand; and

•population growth.

An oversupply of alternatives to MinMaxSpaces™, such as rental properties and used homes, could depress prices and reduce margins for the sale of MinMaxSpaces™.

Weather conditions and natural disasters such as hurricanes, tornadoes, earthquakes, floods and fires can harm the local homebuilding business.

The difficulties described above could cause us to take longer and incur more costs to build our MinMaxSpaces™.

A substantial increase in mortgage interest rates or unavailability of mortgage financing may reduce consumer demand for our MinMaxSpaces™

Most purchasers of homes finance their acquisitions through lenders providing mortgage financing. A substantial increase in mortgage interest rates or unavailability of mortgage financing would adversely affect the ability of prospective homebuyers to obtain financing for our MinMaxSpaces™, as well as adversely affect the ability of prospective homebuyers to sell their current homes. As a result, once we commence sales, our margins, revenues, and cash flows may also be adversely affected.

We could experience an inability to acquire land or properties for our housing developments if we are unable to obtain reasonably priced financing to support our homebuilding activities

The homebuilding industry is capital intensive, and homebuilding requires significant up-front expenditures to acquire land, manufacture and begin development. Accordingly, we incur substantial indebtedness to finance our business activities. Although private borrowings may become available to fund some of the acquisition-related capital needs, if such sources are not sufficient, we would then be forced to seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financing and/or securities offerings. In addition, the availability of borrowed funds, especially for land acquisition and manufacturing financing, may be greatly reduced nationally, and the lending community may require increased amounts of equity to be invested in a project by borrowers in connection with both new loans and the extension of existing loans. If we are not successful in obtaining sufficient capital to fund our planned capital and other expenditures, we may be unable to acquire land for our MinMaxSpaces™ housing developments.

We are subject to government regulation, which could cause us to incur significant liabilities or restrict our business activities

Regulatory requirements could cause us to incur significant liabilities and operating expenses and could restrict our projected business activities. We are subject to local, state, and federal statutes and rules regulating, among other things, certain developmental matters, building codes, zoning and use restrictions, building and site design, and matters concerning the protection of health and the environment. Our operating expenses may be increased by governmental regulations such as building permit allocation ordinances and impact and other fees and taxes, which may be imposed to defray the cost of providing certain governmental services and improvements. Other governmental regulations, such as building moratoriums and “no growth” or “slow growth” initiatives, which may be adopted in communities which have developed rapidly, may cause delays in home projects or otherwise restrict our projected development activities resulting in reductions in our revenues. Any delay or refusal from government agencies to grant us necessary licenses, permits, and approvals could have an adverse effect on our planned operations.

We may be subject to significant potential liabilities because of construction defect, product liability, and warranty claims made against us

Defects may be found in our existing or MinMaxSpaces™ installations. This could result in, among other things, a delay in the recognition or loss of net sales and loss of market share. These defects could cause us to incur significant warranty, support, and repair costs, divert the attention of our employees from new projects, and harm our relationships with our customers. Defects or other problems in our installations could result in personal injury or financial or other damages to customers or third parties. Our customers and third parties could also seek damages from us for their losses. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly to defend and the adverse publicity generated by such a claim against us or others in our industry could negatively impact our reputation.

With respect to certain general liability exposures, including construction defect, moisture intrusion and related mold claims and product liability, interpretation of underlying current and future trends, assessment of claims and the related liability and reserve estimation process is highly judgmental due to the complex nature of these exposures, with each exposure exhibiting unique circumstances. Furthermore, once claims are asserted for construction defects, it is difficult to determine the extent to which the assertion of these claims will expand geographically. Although we have obtained insurance for construction defect claims, such policies may not be available or adequate to cover any liability for damages, the cost of repairs, and/or the expense of litigation surrounding current claims, and future claims may arise out of uninsurable events or circumstances not covered by insurance and not subject to effective indemnification agreements with our subcontractors.

Our operating expenses could increase if we are required to pay higher insurance premiums or litigation costs for claims involving construction defect and product liability claims, which could cause our net income to decline

The costs of insuring against construction defect and product liability claims are high, and the amount and scope of coverage offered by insurance companies is currently limited. This coverage may be further restricted and may become costlier.

Increasingly in recent years, lawsuits (including class action lawsuits) have been filed against builders, asserting claims of personal injury and property damage caused by the presence of mold in residential dwellings. Our insurance may not cover all of the claims, including personal injury claims, arising from the presence of mold, or such coverage may become prohibitively expensive. If we are not able to obtain adequate insurance against these claims, we may experience losses that could reduce our net income and restrict our cash flow available to service debt.

Historically, builders have recovered from subcontractors and their insurance carriers a significant portion of the construction defect liabilities and costs of defense that the builders have incurred.

Insurance coverage available to subcontractors for construction defects is becoming increasingly expensive, and the scope of coverage is restricted. If we cannot effectively recover from our subcontractors or their carriers, we may suffer greater losses, which could decrease our net income.

Builders’ ability to recover against any available insurance policy depends upon the continued solvency and financial strength of the insurance carrier that issued the policy. Many of the states in which we plan to build MinMaxSpaces™ have lengthy statutes of limitations applicable to claims for construction defects. To the extent that any carrier providing insurance coverage to us or our subcontractors becomes insolvent or experiences financial difficulty in the future, we may be unable to recover on those policies, and our net income may decline.

Raw material and labor shortages and price fluctuations could delay or increase the cost of MinMaxSpaces™ construction and adversely affect our operating results

The building and construction industry has from time to time experienced raw material and labor shortages. In particular, shortages and fluctuations in the price of important raw materials could result in delays in the start or completion of, or increase the cost of, developing one or more of our communities. Therefore, the timing and quality of our construction depends on the availability, skill, and cost of our subcontractors. Delays or cost increases caused by shortages and price fluctuations could harm our operating results, the impact of which may be further affected by our ability to raise sales prices.

The Company may rely on a third-party logistics company

The Company may elect to have its MinMaxSpaces™ stored and shipped by a third-party logistics provider. If there was a catastrophic event that resulted in a shutdown of a warehouse facility or damaged goods, we would be unable to ship orders for a period of time. Additionally, we might be forced to renegotiate our contract and our rates with such third-party logistics company, which could hamper our gross margin and potentially force us into searching for a new warehousing and fulfillment partner.

The Company relies on third-party manufacturers who are outside the United States

Our products and supplies are be produced by, and purchased or procured from, independent manufacturing contractors currently located in other countries. A manufacturing contractor’s failure to ship products to the Company in a timely manner or to meet the required quality standards could cause us to miss the delivery date requirements of our customers for those items. Due to our overseas production, our business is subject to the following risks, among others:

•political and economic instability, including heightened terrorism and other security concerns, which could subject imported or exported goods to additional or more frequent inspections, leading to delays in deliveries or impoundment of goods;

•imposition of regulations and quotas relating to imports, including quotas imposed by bilateral textile agreements between the United States and various foreign countries;

•imposition of increased duties, tariffs, taxes and other charges on imports;

•significant fluctuation of the value of the dollar against foreign currencies;

•labor shortages in countries where contractors and suppliers are located;

•a significant decrease in availability or an increase in the cost of raw materials;

•restrictions on the transfer of funds to or from foreign countries;

•disease, epidemics and health-related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and increased scrutiny;

•embargoing of goods produced in infected areas;

•increases in the costs of fuel, travel and transportation;

•increases in manufacturing costs in the event of a decline in the value of the United States dollar against major world currencies;

•higher labor costs being experienced by our foreign manufacturers in such foreign country; and

•violations by foreign contractors of labor and wage standards and resulting adverse publicity.

If one or more of these risks limit or prevent us from selling or distributing our products in any significant international market, or prevent us from acquiring products from foreign suppliers, or significantly increase the cost of our products, our operations could be seriously disrupted until alternative suppliers are found or alternative markets are developed, which could negatively impact our business over time.

We experience fluctuations and variability in our operating results on a quarterly basis and, as a result, our historical performance may not be a meaningful indicator of future results

Our operating results in a future quarter or quarters may fall below expectations of securities analysts or investors and, as a result, the market value of the Common Stock, whether trading or not, may fluctuate. Because of such variability, our historical performance may not be a meaningful indicator of future results. Our quarterly results of operations may continue to fluctuate in the future because of a variety of both national and local factors, including, among others:

•the timing of MinMaxSpaces™ closings and land sales;

•our ability to continue to acquire additional land or secure option contracts to acquire land on acceptable terms;

•conditions of the real estate market in areas where we operate and of the general economy;

•raw material and labor shortages;

•seasonal home buying patterns; and

•other changes in operating expenses, including the cost of labor and raw materials, personnel and general economic conditions.

Our inability to diversify our customer base could adversely impact our business and operating results, and expanding to new target markets may open us up to additional risks and challenges

In order to achieve our long-term growth goals, we will need to diversify our customer base and product offerings and penetrate additional markets.

Our efforts to penetrate additional markets are generally in the early stages, and we may not be successful. We may dedicate significant resources to a targeted customer or industry before we achieve meaningful results or are able to effectively evaluate our success. As we target new customers and markets, we will also face different technological, pricing, supply, regulatory and competitive challenges that we may not have experience with. As a result, our efforts to expand to new markets may not succeed, may divert management resources from our existing operations and may require significant financial commitments to unproven areas of our business, all of which may harm our financial performance.

A failure to meet customer specifications or expectations could result in lost revenues, increased expenses, negative publicity, claims for damages and harm to our reputation

A failure or inability by us to meet a future client’s expectations could damage our reputation and adversely affect our ability to attract new business and result in delayed or lost revenue. In the event the MinMaxSpaces™ we complete are not up to the expectations and standards of our clients, we face negative publicity and our reputation could be hurt. Furthermore, we may be sued or unable to collect accounts receivable if a future client is not satisfied with our services.

In addition, any failure to meet customers’ specifications or expectations could result in: (a) delayed or lost revenue; requirements to provide additional services to a customer at reduced charges or no charge; and (c) claims by customers for substantial damages against us, regardless of our responsibility for such failure, which may not be covered by insurance policies and which may not be limited by contractual terms.

We could be adversely affected if any of our significant customers default in their obligations to us

Defaults by any of our wholesale customers or key distributors could have a significant adverse effect on our revenues, profitability and cash flow, which may be exacerbated by the fact that we have a limited number of customers. Our wholesale customers and key distributors may in the future default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons deriving from the current general economic environment. If a customer defaults on its obligations to us, it could have a material adverse effect on our business, financial condition, results of operations or cash flows.

The occurrence of natural disasters could increase our operating expenses and reduce our revenues and cash flows

The climates and geology of the states in which we operate present increased risks of natural disasters. We plan to focus a large part of our sales efforts in the Southern United States.  To the extent that hurricanes, tornados, severe storms, droughts, floods, wildfires or other natural disasters or similar events occur, our MinMaxSpaces™ that might be under construction in the future or any of our building lots in such states could be damaged or destroyed, which may result in losses exceeding our insurance coverage. Any of these events could increase our operating expenses, impair our cash flows, and reduce our revenues, which could, in turn, negatively affect the market price of our securities.

Reliance on third parties

The Company currently relies, and may rely in the future, on third parties for manufacturing, fulfillment, marketing and other important business functions. Any disruption in the Company’s relationships with its third-party vendors could impact the Company’s financial results. Further, any of the third-party vendors may encounter difficulties that the Company does not now anticipate, such as work stoppages, natural disasters, capacity constraints, or labor law violations. The Company expects to continue to rely on third-party vendors in the future and may increase its reliance on them if necessary to support future growth.

Potential impact of changes in the economic, legal, or business environment

Worldwide issues including, but not limited to, those of exchange rates, overall economic growth, tariffs, tax laws, transportation costs, privacy related restrictions on the handling of consumer information, political unrest, Brexit, war, nationalization, changes in the laws of foreign countries, restrictions on the transfer of funds, deterioration of infrastructure, nefarious activities of computer hackers, terrorism, natural disasters, and climate change may adversely affect the financial and operating performance of the Company.

Future terrorist attacks against the United States or increased domestic or international instability could have an adverse effect on our operations

Adverse developments in the war on terrorism, future terrorist attacks against the United States, or any outbreak or escalation of hostilities between the United States and any foreign power, may cause disruption to the economy, our company, our employees and our customers, which could adversely affect our revenues, operating expenses, and financial condition.

If we are unable to manage future growth effectively, our profitability and liquidity could be adversely affected

Our ability to achieve our desired growth depends on our execution in functional areas such as management, sales and marketing, finance and general administration and operations. To manage any future growth, we must continue to improve our operational and financial processes and systems and expand, train and manage our employee base and control associated costs. Our efforts to grow our business, both in terms of size and in diversity of customer bases served, will require rapid expansion in certain functional areas and put a significant strain on our resources. We may incur significant expenses as we attempt to scale our resources and make investments in our business that we believe are necessary to achieve long-term growth goals. If we are unable to manage our growth effectively, our expenses could increase without a proportionate increase in revenue, our margins could decrease, and our business and results of operations could be adversely affected.

Risks Related to the Offering

Stockholders must consent to the jurisdiction of Knoxville, Tennessee

The Subscription Agreement for this Offering requires investors to consent to the jurisdiction of the state or federal courts located within the State of Tennessee, the location of the Company’s principal office.  Investors located outside the State of Tennessee may have difficulty bringing any legal claim against us due to geographic limitations and may find it difficult and costly to respond to claims.

The Company will have broad discretion as to use of proceeds

The Company’s management will have wide discretion as to the exact allocation, priority, and timing of the allocation of funds raised from the Offering. The allocation of the proceeds of the Offering may vary significantly depending upon numerous factors, including the success that the Company has in marketing its services and products. Accordingly, management will have broad discretion with respect to the expenditure of the net proceeds of the Offering. Investors purchasing the Common Stock offered herein will be entrusting their funds to the Company’s management, whose judgment the subscribers must depend on. (See “Use of Proceeds”).

There will be a continuation of management control

The Company’s present officers, directors, and principal stockholders own a majority of the Company’s outstanding Common Stock. There is no minimum offering amount, but if the maximum offering occurs, the officers, directors, and principal stockholders will own 10,000,0000 of the 15,000,000 (or 67%) issued and outstanding voting stock. Therefore, the Company’s present management and principal stockholders will continue to be able to elect a majority of the directors and otherwise exert control over the Company, and the investors in the Offering will have very limited ability to remove, control, or direct the management.

There is no current market for the Company’s Common Stock

The Company is raising equity capital with a Regulation A+ Offering.  There will be a limited number of holders of its equity Securities, and there will be restrictions on the sale or transfer of shares pursuant to right of first refusal provisions in the Subscription Agreement, making them highly illiquid.  No registration rights are being offered at this time.  The Securities offered are only appropriate for an investor who understands and accepts the nature of an illiquid equity investment in a private company.  Investors should assume that they may not be able to liquidate their investment for some time, if at all, or pledge their shares as collateral.

We have not undergone an external valuation process

Due to the number of intangible factors impacting a small, privately held company, the Company has decided not to undergo a formal valuation process at this time.  The stock price in this Offering is based on approximately eight million ($8,000,000) in projected revenues for the second half of 2018 and first half of 2019, based upon projects which we have been the subject of negotiations with third party buyers and developers primarily in Texas and Tennessee.  Future valuations and/or sales of stock may occur at a valuation that is lower than the one used for this Offering.

We could get sued

Equity crowdfunding regulations have only been in place since 2015.  The regulations are still subject to interpretation and aspects have been untested by the courts. Allowing large numbers of people to invest means there is more risk of an unhappy person filing a questionable lawsuit against us.  We are striving to comply with Federal crowdfunding laws and all other applicable regulations as accurately as we can, but there is always a risk we will unintentionally overlook, omit or misstate something that someone might get upset about.

Bottom line:  There are significant risks to investing with us.  If you can’t afford to lose the money you are considering as an investment, please do not invest it with us.

 DILUTION

Dilution means a reduction in value, control or earnings of the shares of Common Stock the Investor owns.

An early-stage company typically sells its shares (or grants options to purchase its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay more for the shares than the founders or earlier investors, which means that the cash value of your stake is diluted.

The Shares of Common Stock will be sold in this Offering for $2.50 per share. Pursuant to its Articles of Incorporation, as amended, the Company has the authority to issue up to 20,000,000 shares of Common Stock. At the time of this Offering, 10,000,000 shares of Common Stock are issued or outstanding. The Company has not authorized any shares of preferred stock and does not have any preferred stock outstanding.  In addition, as of the date hereof, the Company has not granted options to employees and others to purchase shares of the Company’s Common Stock.   The price at which future options may be granted to purchase Common Stock will be determined as of the date of the grant of future options.

Dilution Table

If you invest in our shares, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our capital stock after this offering. Our net tangible book value as of August 31, 2018 was ($308,948) or ($0.03) per share of outstanding common stock.

Net tangible book value is calculated as tangible assets less tangible liabilities. Without giving effect to any changes in the net tangible book value other than the sale of the maximum number of shares sold for cash in this offering at the price of $2.50 per share, and deducting an offering expense of $75,000, our pro forma net tangible book value as of August 31, 2018 was $12,116,952 or $0.81 per share of outstanding capital stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of our shares in this offering and the net tangible book value per share of our capital stock immediately afterwards.  This represents an immediate increase of $0.84 per share of capital stock to our earlier investors and an immediate dilution of approximately $1.69 per share of common stock to the new investors who invested at $2.50 per share.

The following table illustrates this per share dilution assuming the various threshold amounts are raised, giving consideration to the fact that the Company has no outstanding options or other convertible securities.

			$12.5
	$500,000	$1 MILLION	MILLION
DILUTION TABLE	RAISE	RAISE	RAISE

WEIGHTED AVERAGE SHARE PRICE	$2.50	$2.50	$2.50

PRO-FORMA NET TANGIBLE BOOK VALUE AS OF AUGUST 31, 2018	$116,052	$616,052	$12,116,052

INCREASE IN NET TANGIBLE BOOK VALUE PER SHARE ATTRIBUTABLE TO NEW INVESTORS IN THIS OFFERING	$425,000	$925,000	$12,425,000

AS ADJUSTED NET TANGIBLE BOOK VALUE PER SHARE AFTER THIS OFFERING	$0.02	$0.11	$0.81

DILUTION IN NET TANGIBLE BOOK VALUE PER SHARE TO NEW INVESTORS	$2.48	$2.39	$1.69

Future Dilution

Another important way of looking at dilution is the dilution that happens due to our future actions. The investor’s stake in a Company could be diluted due to our issuing additional shares. In other words, when we issue more shares, the percentage of the company that you own will go down, even though our value and your shareholding may go up—you own a smaller piece of a larger company. This increase in the number of shares outstanding could result from a stock offering (such as an initial public offering, another financing round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If we decide to issue more shares, an investor could experience value dilution, with each share being worth less than before, and will experience control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if we offer dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings back into the company).

 USE OF PROCEEDS TO ISSUER

We expect to raise up to a maximum of $12,500,000 of proceeds (“Maximum Amount”) from the sale of the Common Stock offered in this Offering, assuming the sale of 5,000,000 shares at an offering price of $2.50 on a best efforts’ basis with no minimum. The Company will receive all proceeds raised.  Offering expenses, which we estimate will be approximately $75,000, will be paid from the Offering proceeds.  Except as set forth below, all other amounts shall be used for our general operations and working capital needs. We expect to spend such funds on:

●	Building model units for sales purposes

●	Marketing and related tradeshows for builders and for smart home/office device integration

●	Acquisition of real estate that would benefit from small space living and/or developments

●	Other general activities and operations

We may close the Offering at any level of proceeds raised. In addition, because all proceeds will go into our general account and will be used to support our operations and business activities generally, we do not expect to substantially change our priorities for the use of proceeds based on the level of proceeds raised. We have no plans to use proceeds towards the compensation of Officers or Directors.  We do plan to use some of the proceeds to discharge the current debt outlined in the “Liquidity and Capital Resources” section.  If less expensive debt alternatives become available to the Company as a result of the Offering, a small portion of Offering proceeds may be used towards the costs of refinancing its current debt at lower rates.  Given the current, early stage of our business, we expect to spend most of any proceeds raised to further develop our products and market our products throughout the U.S.  We expect to pursue this same use of proceeds at proportional levels of spending.

The Company reserves the right to change the above use of proceeds if management believes it’s in the best interests of the Company.

In order to support our general operations and working capital needs for the next 12 months, we may need to raise additional capital. Such financing may be expensive and time-consuming to obtain, and there may not be sufficient investor or commercial interest to enable us to obtain such funds on attractive terms or at all. See “Risk Factors”.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of August 31, 2018 on an actual basis.

The table has not been adjusted to reflect the receipt of any proceeds from this Offering, or any expenses of this Offering. In addition, because the Offering is being made on a best efforts’ basis and without a minimum Offering amount, we may close the Offering at any level of proceeds raised. For these reasons, there is no specific level of proceeds that could be considered sufficiently probable to merit inclusion in the table. Offering expenses will be paid by the Company out of the Offering proceeds. See “Use of Proceeds”.

You should read this table together with our financial statements and the related notes thereto, included elsewhere in this Offering circular. Our Company’s condensed consolidated statements of financial condition at August 31, 2018 and the Company’s condensed consolidated statement of operations for the 6 months ended August 31, 2018 are presented based on the Company’s actual results as a stand-alone company.

Actual (Unaudited)
BALANCE SHEET DATA
Current Assets
Cash	$102
Loan Receivable	12,500
Deposit on Inventory	50,000
TOTAL CURRENT ASSETS	62,652
TOTAL ASSETS
Non-Current Assets
Related Party Loan	5,400
Non-Related Party Loan	2,300
TOTAL NON-CURRENT ASSETS	28,400
TOTAL ASSETS	135,415
Current Liabilities
Convertible Notes Payable	400,000
TOTAL CURRENT LIABILITIES	400,000
TOTAL LIABILITIES	400,000

Shareholder's Equity
Retained Earnings (Deficit)	(264,586)
TOTAL SHAREHOLDERS' EQUITY	(264,586)

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$135,415

DIVIDEND POLICY

We intend to pay periodic dividends to the holders of shares of our Common Stock out of net income available for such purpose. We anticipate that these dividends will be paid from net income primarily generated from our operations and sales of our products and services.  However, to date, we have not generated revenue and may never generate revenue or have net income from which to pay dividends.

 DESCRIPTION OF BUSINESS

Company History

The Co-Founders incorporated the current Company in 2018 in the State of Wyoming for the purpose of designing, assembling, marketing, selling and distributing its modular building products.  The Co-Founders have bootstrapped the Company since its inception and have not yet accepted any outside equity financing.

MinMaxSpaces™ Building Units

The Company, under its license, markets and sells its Fast Operating Buildings (“FOBs”), which are fabricated building systems made of a composite of steel, insulation, and other building products that interconnect and can be erected and operational in just hours without any special welding or other tools.

FOBs are a modular building system with a series of fourteen (14) prefabricated, interchangeable, interlocking structurally-insulated wall panels creating unlimited building opportunities. MinMaxSpaces™ can be adjoined to existing structures to create an even larger footprint or may be stacked upon themselves.

Users can literally move windows and door locations around as desired when assembling. Wall panels are spray-foam insulated with different face material available from wood to metal creating unlimited design possibilities.

FOBs can be broken down and shipped in a knockdown state, allowing for 4-8 units to fit in a single sea freight container, resulting in unparalleled logistical and freight advantage.

Structurally equivalent to a 20ft ISO shipping container, MinMaxSpaces™ can be lifted by crane, or offloaded by zoom boom or forklift with a dry weight of approximately 5,000 pounds. Additionally, since the MinMaxSpaces™ share the same dimensions as an ISO shipping container, this standardization creates tremendous building opportunities from stack building units to a true vertical solution for a temporary apartment complex.

Floor and roof structures are insulated to an R25 value. The wall panels are all insulated to a minimum of R20 value and are designed to adequately insulate against both head and cold.

All FOBs are CSA, Intertek and UL certified. All welding is AWS certified. Units come equipped with CSA/UL electrical components and EnergyStar appliances.

The FOBs can be used everything from modular classrooms, site office complexes, security entrance gates, mobile accommodation solutions, disaster and refugee housing solutions, to permanent commercial and residential applications.

The Company has developed contract assemblers for Texas and Tennessee.

The Company may also enter into distribution agreements with other manufacturers as this market expands.  We expect similar features and benefits as with FOBs as well as other designs enabling larger spaces as may be required by future customers.  No other agreements exist at this time.

Market

Economic, social and environmental issues combine to produce the backdrop of the traditional housing market. Consumers that want a nice place to live, in a good area, close to robust infrastructure or a commercial hub will typically be held to a certain price standard. But let’s Stop here a moment, and ask the question, do consumers really need to pay more for these things? This thinking is based on the traditional consumer habit of up-sizing. In the past, people have generally considered bigger as better when it comes to finding new Housing. This will lead to ever increasing accommodations costs. As a number of consumers are finding out, there is another option: downsizing. Not only are small spaces much cheaper to build, buy or rent, they also tend to have lower maintenance costs and utility bills. In addition, the emerging millennial generation has ingrained a certain type of environmental stewardship – making small footprints appealing given their Minimal impact.

The small space movement is pervasive in pop culture as well. The hit show “Tiny House Nation” follows a pair of design professionals across the country showcasing tiny house residences along with consultations with couples considering small space living is all about trading the size of the space we live in for factors such as location, cost, availability and efficiency.

The purely economic driver of the small spaces trend is the spiraling cost of accommodation. Housing cost trends from Statista states that in many locations in the USA, the average home price is over $500,000. In San Jose, the average price is a whopping $750,000. This figure means that for many potential home buyers, these particular locations are of the board when it comes to finding new a home. Smaller sized models act as a work around for this problem. If a potential homeowner cannot afford a traditional living space in their chosen location, small space living poses an interesting option. Whether it’s a major urban city center, or a remote wilderness location, it all comes down to this basic math.

As the Millennial generation joins the ranks of residential property purchasers, the picture changes yet again. This young, driven generation has far different wants and needs when it comes to housing. A popular Millennial focused website, Micro Lifestyles, found that one of the major draws to micro-housing is, as the adage goes, location, location, location. Especially for millennials on a budget, the proximity to a city’s cultural hubs make the sacrifice of space worthwhile. The migration of living centers towards urban centers is well documented, particularly in the United States where the Midwest often struggles to retain a millennial workforce skilled in tech jobs.

Millennials face a unique challenge in the current housing market, however. They’re generally more community-focused social groups, combined with the preference to work and live in high density urban areas, meaning that they face a unique set of challenges associated with home buying. A recent statistic uncovered by the NAHB says that three out of four millennials are first time home buyers, and that those who do buy tend to purchase older or smaller properties. Thus, millennials are more prone to small space living. In fact, a recent study by ULI states that 24 percent of younger, single people who are currently renting due to financial constraints, usually in some form of shared housing expressed interest in moving in to a self-contained micro unit.

According to Navigant Research, energy-efficient housing solutions are becoming widely available for people of all ages, incomes, and lifestyle preferences. The explosion of the energy-efficient pre-fab market, which is characterized by smaller overall spaces, is an indication that Americans are compromising space for efficiency.

Family values have slowly shifted across the last fifty years. In the 1960s, many families still lived as a single unit, and this of course, required large residential properties. These days, when we think of a family living together, we automatically think of parents plus children. In today’s culture, we no longer live as a multi-generation, single family unit. In 2014, most countries in the western hemisphere averaged less than three occupants according to research from TekCarta. This size family typically does not require more than a two-bedroom home.

The negative effects our consumption of natural resources such as fossil fuels and water have upon the environment continues to be a popular conversation. Many consumers and manufactures alike have made a committed choice to minimize their environmental footprint. Small space living has the potential to assist with these efforts. Introduced by the U.S. Government in 2008, the Zero Energy Ready (ZER) standard for new homes is an expansive overhaul to the lauded Energy Star program. Forbes reported that ZER is today’s gold standard for efficient home design. The program boasts over 14,000 energy-efficient homes resulting in millions of dollars in energy savings.

Building large residential properties that conform to ZER standard is problematic at best, due simply to the high volume of living space. Converting existing properties to be compliant is virtually impossible. This poses a budding, and somewhat controversial, issue for the once “Mansion obsessed buying culture of the American homeowner during the housing boom in early 2000s.

Existing inventories are built for using the square footage demand of the era’s buyer. Small home and housing units, however, lend themselves very well to being built to conform to stringent energy standards such as ZER or

Energy Star for two main reasons: Lower interior volume – heating and cooling of small living spaces takes much less energy.

Small exterior footprint – the structure is physically smaller, so it can be built using alternative materials that are more efficient insulators or provide some other performance benefit over traditional construction materials.

The small physical size of these homes means that less raw materials are used in their construction. Likewise, waste production is also minimized.

Bureau of Labor Statistics show that for most families the cost of housing is the single largest budget segment each month. In 2012, households spent the largest share of average annual expenditures (33 percent, or $16,887) on housing. This is a key market statistic that has not changed more than a few points in the last few years. This is because we are now over the original housing boom of the 1950s, and the collapse of the housing marking in 2007. Things have stabilized.

What this means for the small spaces market, is that those people who can afford to pay 33% of their monthly income to purchase their own home in their choice location mostly already have. The traditional property market remains fluctuating despite positive indicators of a recovery.

Now consider the fact that over half of Americans (52%) have had to make at least one major sacrifice to cover their rent or mortgage over the last three years according to Market Watch. From these two statistics, we can conclude that 52% of Americans cannot afford to spend 33% of their income on housing. These people have only two choices if they want to begin living above their means. They can move to a cheaper and possibly less desirable location, or they can downsize home size

Research from the NAHB has shown that many homeowners would pay a $6,000 higher price to purchase their homes, if the property itself could lower utility costs by $1,000 a year. Downsizing property size can contribute to lower utility costs. Alongside these primary cost drivers, we also have many tertiary costs that could potentially be reduced by choosing to move in to a small living space. For example, for people who commute each day, moving to a smaller space, closer to their workplace could deliver considerable savings. With a smaller square footage, monthly payments will obviously be lower as well.

Marketing

The Company seeks to achieve a market share of a modular home product (MinMaxSpaces™) of up to three percent (3%) of all modular home sales in the southern United States by implementing its marketing plan. In addition, the Company seeks to grow annual gross revenues to $46,000,000 by 2022 with the average sale per unit being $150,000 fully furnished.  The Company plans to do this through industry-targeted education and marketing.  In addition, we will also engage in magazine, print and online advertisements; promoting our website through SEO and email campaigns; Facebook, Instagram and Twitter advertising plus local radio station ads and interviews on this new type of building.  We may also have purchase local tv advertisements and engage in public relations through appearances on local TV home and business segments and event sponsorships.

Sales

Sales will be accomplished through licensing/dealer agreements whereas we will initially build a sales force throughout the Southern United States then eventually expand throughout the entire US.  We will also provide for online sales through our website.

Competition

Our primary competitors are existing mobile home manufacturers, existing trailer home parks, minimalist housing designers and builders, and environmental housing builders plus traditional track home builders.

Demand is driven by population growth, the cost of alternative forms of housing, and the availability of credit. The profitability of individual companies depends on efficient operations and access to dealers. Large companies have economies of scale in purchasing and distribution. Small companies can compete successfully in local markets. The US manufactured housing (MH) industry includes about 180 companies with combined annual sales of about $4 billion. The US industry is highly concentrated: the top eight companies account for about 60% of revenue.

Companies in this industry produce manufactured homes, also known as mobile homes, and nonresidential mobile buildings. Major companies include Cavaco, Champion Enterprises, and Clayton Homes (all based in the US), as well as ABI (UK), Black Diamond Group (Canada), and Willerby Holiday Homes (UK).

Because of transportation costs, international trade in manufactured housing is limited. North America and Europe are the leading regional markets for the industry.

Major products are manufactured homes, which account for more than 80% of industry revenue, and nonresidential mobile buildings. Mobile Home Manufacturers produce single- or double-wide rectangular style buildings that old tired designs with virtually zero innovation over the past 30 years. Furthermore, these old construction methods are very vulnerable to Tornado's, Hurricanes and Earthquakes.

Competitive Positioning

MinMaxSpaces™ enjoys a unique position.  Key differentiators include:

•Standardization - MinMaxSpaces™ share the same dimensions as standard 20ft ISO shipping containers for its FOBs units.

•Built to USA housing standards, FOBs and other manufacturers allow 4-8 units to fit into a single sea freight container

•Certified with CSA, Interek and UL

•All FOBs-based MinMaxSpaces™ come equipped with CSA/UL electrical components and ready for EnergyStar appliances

•Unlimited commercial applications

•Efficient and agile building process

•Flexible – the FOBs-based MinMaxSpaces™ have a series of 14 prefabricated, interchangeable, interlocking structurally-insulated wall panels. MinMaxSpaces™ can be adjoined to create a large footprint and are strong enough to be stacked upon themselves

•Custom Designs from other manufacturers may be available in the future.

Intellectual Property

MinMax has applied for one intent to use trademark in the US.  There is no guarantee that this mark will be registered. Intent to use registrations to date are for the US only.  The Company has three registered domain names.

The Company holds no design patents.

Manufacturing

The Company does not engage in any manufacturing, but rather relies on key third-party manufacturers to provide products.  The Company will do some assembling in connection with its marketing, selling and distribution of its MinMaxSpaces™ products.

International Distribution

Currently, the Company has not entered into any agreements regarding international distribution but plans to enter into agreements with dealers in Europe and in Asia by the fourth quarter of 2018.

 DESCRIPTION OF PROPERTY

The Company operates out of a leased, 1,000 sq. ft. facility in Tennessee, which contains offices for the management team and staff (two employees), a warehousing area, and storage.  The facility is leased through 2019 at a rate of $1,000 per month.

We own no significant plant or equipment in the US aside from staff computers and inventory.  Our main capital asset is our products and inventory for our MinMaxSpaces™, which are stored in Tennessee.

Currently, all of our production is done by contracted assemblers in the US.

Warehousing of finished product is at our leased property in Tennessee. All outbound orders are processed at the facility, and all returns are processed at the Company headquarters.

 MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

MinMax was formed with the business purpose of expanding, exploring and capitalizing on the current and future opportunities for minimalist, eco-friendly, and economical residential and commercial real estate. MinMax is a turn-key provider of steel-framed modular and container relocatable buildings and storage solutions that are designed to deliver a renewable living environment. MinMax serves as agent and exclusive distributor for FOBs in the United States. This allows us to introduce innovative, functional and economical fast-building solutions available in the world today.

Management Projections

For 2018 and the first six (6) months of 2019, the Company anticipates revenue to be approximately $8,000,000 based upon certain projects which the Company is negotiating, initial indications of interest, increased market acceptance and anticipated growth of the business.

The Company believes its 2018 projection target can be achieved with placement of MinMaxSpaces™ in the markets of Tennessee and Texas. This target reflects our projected and proposed contracts as well as management’s expectation of increased adoption by more developers and purchasers. While growth in these markets is competitive and there is no guarantee we will successfully achieve market acceptance, management believes the Company has a high likelihood of achieving its target in 2018 and 2019.

Management has projected its future operating expenses by comparison to the actual expenditures incurred by public companies in similar industries.  Based on these comparisons, the Company’s product margins are in line with industry standards.  The Company expects its EBITDA margins to remain at or better than industry averages due to the high margins provided by its strong online business as well as the Company’s commitment to efficient expense management.

Though management has used its current best understandings and practices to develop these projections, please remember that these are estimates of potential future revenue and income. There is no guarantee the Company will achieve these projections within the stated time frame or at all.

Operating Income	$
Revenue
Operating Expenses
Consulting		$23,000
Advertising		21,000
General & Administrative		14,948

		58,948
Net Income from Operations		(54,948)

Other Income (Expense)
Interest Expense		(200,000)
Organizational & Startup Costs		(50,000)

Net Income		(308,948)

Current Operating Results

The Company has not generated any revenue for the period from inception in January 2018 to August 31, 2018.

The Company has experienced losses from operations since it just was formed in January 2018 to August 31, 2018 in the amount of $308,948

Management expects to see sales through the sale and distribution of its MinMaxSpaces™ products based upon current interest, products expansion and continued customer acquisition through 2018 and early 2019.  Marketing plans include continued cultivation of these existing customers and their word-of-mouth referrals, grass-roots marketing campaigns, and targeted paid customer acquisition.

The Company’s operating expenses consist of payroll, product development, sales and marketing costs, and general and administrative expense (including rent, insurance, accounting and legal fees). As part of this Regulation A+ Offering of Common Stock, the Company is required to file semi-annual and annual reports with the SEC, as well as current event updates, going forward.

Outside of product manufacturing and fulfillment costs, the Company’s largest expenses are payroll and sales and marketing.  Both expense categories will grow at a significantly faster pace in 2018 and early 2019 as the Company invests in customer acquisition, trade shows and staffing infrastructure.  Additional sales and marketing will also be focused on ROI-proven targeted advertising.  Planned staff hires include additional operations, production and marketing staff, as well as inside sales and customer service team members.

Liquidity and Capital Resources

The Company had negative EBITDA margins for the six months ended June 30, 2018, and projects that it will continue to have negative EBITDA margins the foreseeable future.  It has not yet taken outside equity financing. The Company has used debt to help it grow, using this debt primarily to invest in the production models, and for working capital.

The Company’s current debt consists of:

Convertible Promissory Note from Roger B. Greer and Deborah A. Greer.

The Company obtained a $100,000 loan from Roger B. Greer and Deborah A. Greer (“Greer Loan”).  The Greer Loan was previously payable on or before August 17, 2018 but has been extended to January 2, 2019, and the amount payable is $200,000 (“Payoff Amount”).  The entire Payoff Amount is convertible into shares of Common Stock in the event of a Qualified Financing or at the election of the holder upon maturity.

Miscellaneous Financing

Except for the Greer Loan, the Company is currently utilizing no other financing tools.

The balance on these miscellaneous financing sources was $200,000 as of August 31, 2018, with approximately $50,000 in available liquidity as of that date.

We anticipate that balances on the Company’s debt trend will continue to stay steady.

As the Company grows, it anticipates receiving pre-book orders from key accounts, enabling it to better forecast its in-season inventory requirements.  Larger accounts will also enable the Company to schedule multiple productions in season due to the increased ability to meet product minimums.  In anticipation of new key accounts, the Company has prepared relationships with purchase order and accounts receivable financing companies who can provide financing for large orders from accounts with good credit.

As of August 31, 2018, the Company has a total of approximately $50,000 in available credit from existing debt sources.

The Company plans to continue using free cash from operation and debt financing to facilitate its growth.  It is not dependent upon the proceeds of this Offering to continue operations but anticipates that a successful Offering will reduce the Company’s need to raise future debt capital to continue its expansion into new product lines.

Trend Information

Excluding non-cash compensation, the Company is currently experiencing negative EBITDA margins and expects to reach positive EBITDA margins by the end of 2018.  Sales are projected to increase, with the largest growth potential in the US markets.

Years of experience have taught management key lessons for producing, selling and delivering housing products.

Management anticipates being able to fund its growth out of cash flow within two to three years.

Critical Accounting Policies and Use of Estimates

Our discussion and analysis of operating results and financial condition are based upon our financial statements included elsewhere in this offering circular. The preparation of our financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures of contingent assets and liabilities. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. Actual results may differ from those estimates.

Our critical accounting policies are those that materially affect our financial statements and involve difficult, subjective, or complex judgments by management. A thorough understanding of these critical accounting policies is essential when reviewing our financial statements. We believe that the critical accounting policies are the most difficult management decisions, as they involve the use of significant estimates and assumptions as described above. For a complete summary of our significant accounting policies, see the notes to the financial statements included elsewhere in this offering circular.

Jumpstart Our Business Startups Act of 2012

The JOBS Act permits us, as an emerging growth company, to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards when they are adopted.

 DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Board Role & Term of Office
Mike Reppe	CEO, President, CFO, Director	47	Director, 12 months
Kurt Steinbach	Director	47	Director, 12 months
Cheryl-Ann Needham	Director	54	Director, 12 months

Mike Reppe, age 47, Chief Executive Officer//President/Chief Financial Officer/Director.

Michael (Mike) Reppe is a proven executive leader and team builder in the following industries: Technology, Wireless Communications, Construction, Retail Management, and High-Tech Agriculture.

Mike is a collaborator and visionary motivated by humanitarian solutions to some of the most difficult challenges facing families and governments worldwide.  He brings that expertise to MinMax Spaces.

Prior to joining the Company, Mike was a multi-unit district leader for Cellular Sales at Verizon Wireless, directing 5 locations and thirty team members for 4 years (2009-2012) in the Hickory, Statesville and Salisbury North Carolina market.   Prior to this, Mike worked at the Verizon Wireless Corporation in both the states of Washington and North Carolina from (2006-2009) as a multi unit store manager with a team of over 30 sales and service leaders.  Mike also was a district manager in Snohomish County Washington for Go Wireless, an exclusive agent for Verizon Wireless (2004-2006).

Mike has a BA Business Administration / Marketing from Colorado State University / And spent 2 semesters in Madrid Spain studying the Spanish language and the Universidad De Madrid

Mike has a BA Business Administration / Marketing from Colorado State University.

Kurt Steinbach, age 47, Director.

Kurt Steinbach is an entrepreneur and business owner and has been very successful at creating new ideas and reshaping traditional business to be more productive and profitable. He has been in the property management and housing space for the last five years with great success having tripled the value of the companies. Kurt has built and run hydroponic farms, affordable housing centers, overseas initiatives in water and education it has become evident that giving people the opportunity to live affordably, green, and energy efficient.

Prior to joining the Company, Kurt was/is the Chief Executive Manager of CDBE LLC an affordable housing company located in the Knoxville, TN area from April of 2015 to current. Prior to that he was/is a business partner in AHI (Affordable Housing Initiative) located in the Knoxville, TN area, from April of 2013 until current.

Kurt graduated in 1993 from North Central University

Cheryl-Ann Needham, age 54, Director.

Dr. Cheryl-Ann Needham, PhD, MEd is a strategic advisor of 20 years, thought leader, speaker and author. She and her husband founded Steward Now! - an organization that equips leaders of business and ministry around the world.

Dr. Needham has 20 years advisory experience to entrepreneurial, corporate, and ministry sectors. She provides strategic counsel to entrepreneurial and leadership teams executing unique visions. Dr. Needham advises on the specific strategies, processes, and relationships for clients serving in a variety of industries including: Natural resources, energy, media, aviation, Fortune 100 services, bio technology, health care, and others.

She released Sound Alignment in 2012 and due to popular demand, Sound Alignment 2.0 in 2016. Cheryl-Ann is a frequent speaker, trainer, and guest on television and radio covering a variety of topics impacting leaders today.

Since September 2011, Cheryl-Ann has worked as a Senior Advisor and Executive Vice President of SPECTRUM Advanced Markets, Inc.  SPECTRUM is a business advisor firm formed in 1993.

Formerly, Cheryl-Ann served the corporate sector as an Organization Development Consultant for 16 years. Cheryl-Ann received her PhD in Business-Christian Entrepreneurship from Christian University of Southern Indiana, she has a MEd from Wayne State University, a Mini-MBA in Marketing from St. Thomas University, and a B.S. in Communication from University Wisconsin-Madison. Cheryl-Ann is also an ordained minister.

Composition of our Board of Directors

Our board of directors will consist of three directors, two of whom will be “independent directors.” In accordance with our Articles of Incorporation, as amended, which will be in effect upon the closing of this Offering, each member of our board of directors will serve a three-year term. Our bylaws give our board of directors’ sole authority to appoint members to fill vacancies created either through an increase in the number of directors or the resignation, removal or death of any director.

When considering whether directors and nominees have the experience, qualifications, attributes, and skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on each person’s background and experience as set forth in each director’s biography above. We believe that our directors provide an appropriate mix of experience and skills relevant to the nature of our business.

Communications with the Board

Stockholders or other interested persons may send written communications to the members of our board of directors, addressed to Board of Directors, c/o 30 N Gould Street, Suite R, Sheridan, WY 82801. All communications received in this manner will be delivered to one or more members of our board of directors.

 COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ending December 31, 2018 estimated compensation for our highest-paid executive officers as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other composition ($) – stock options, etc.	Total compensation ($)
Mike Reppe	President	$100,000	N/A	$100,000

We do not compensate our directors for their role as directors or for attendance at meetings. We reimburse our officers and directors for reasonable expenses incurred during the course of the performance of their duties.

Employment Agreements

We currently do not have written employment agreements with any employees. Their compensation will be as determined by the Board of Directors based upon such factors as it is deemed appropriate. We do not intend to enter into employment agreements with any of our named executive officers in conjunction with this offering or subsequently.

 SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Title of Class(1)	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common Stock	Kurt Steinbach	4,500,000 shares held directly	0	30.00%
Common Stock	Cheryl-Ann Needham	4,500,000 shares held directly	0	30.00%
Common Stock	SSL-9, Inc.(2)	1,000,000 shares held directly	0	6.67%

1)No shares Preferred Stock are authorized or outstanding as of the date of this Offering Circular.

2)Shares held by SSL-9, Inc. are beneficially owned by Phil Mulligan who has voting control over such shares.

 INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Related-Party Transactions

The Company had an outstanding, related party loan receivable from director and shareholder, Kurt Steinbach. As of March 22, 2018, this had a balance of approximately $5,400, no interest rate, and was set to be paid by May 31, 2018.

The Company made a deposit on inventory of about $25,000 to SSL 9 Inc., a company that also has a stake in MinMax Spaces. As of the balance sheet date, the Company also had a deposit on land of $60,000 with CDBE LLC, company owned by Kurt Steinbach. Management considers it more likely than not that the Company will receive a refund for this deposit within 2018 since after March 22, 2018, the property was deemed no longer necessary for the Company.

In relation to rent, the Company has an office space arrangement with a company owned by Kurt Steinbach. As such, there has been no rent expense incurred during the period.

The Company has entered into an exclusive distribution agreement with SSL-9 Inc., a company that also has a stake in MinMax Spaces.

Indemnification Agreements

Our bylaws, which will be in effect upon the completion of this Offering, provide that we will indemnify our directors and officers to the fullest extent permitted, subject to certain exceptions contained therein. In addition, our Articles of Incorporation, as amended, which will be in effect upon the completion of this Offering, provides that our directors will not be liable for monetary damages for breach of fiduciary duty.

Before the completion of this Offering, we will enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification, expense advancement, and reimbursement to the fullest extent permitted under applicable law, subject to certain exceptions contained in those agreements.

There is no pending litigation or proceeding naming any of our directors or officers for which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.

Policies and Procedures for Related-Person Transactions

Our board of directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Before the closing of this Offering, our board of directors will adopt a written policy on transactions with related persons in conformity with the requirements for issuers having publicly held common stock listed on an exchange.

Under the policy:

•any related-person transaction, and any material amendment or modification of a related-person transaction, will be required to be reviewed and approved or ratified by a committee of the board of directors composed solely of independent directors who are disinterested, or by the disinterested members of the board of directors; and

•any employment relationship or transaction involving an executive officer and any related compensation will be required to be recommended by the Compensation Committee to the board of directors for its approval.

In connection with the review and approval or ratification of a related-person transaction:

•the management must disclose to the audit committee or another independent body of the board of directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related-person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related-person transaction;

•the management must advise the audit committee or another independent body of the board of directors, as applicable, whether the related-person transaction complies with the terms of our agreements governing any material outstanding indebtedness that limit or restrict our ability to enter into a related-person transaction;

•the management must advise the audit committee or another independent body of the board of directors, as applicable, whether the related-person transaction will be required to be disclosed in our applicable filings under the Securities Act or the Exchange Act and related rules, and, to the extent required to be disclosed, management must ensure that the related-person transaction is disclosed in accordance with such Acts and related rules; and

•management must advise the audit committee or another independent body of the board of directors, as applicable, whether the related-person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act.

In addition, the related-person transaction policy will provide that the audit committee or another independent body of the board of directors, as applicable, must consider whether any approval or ratification of a related-person transaction involving a non-employee director or director nominee would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, OTC Markets, and the Internal Revenue Code.

 SECURITIES BEING OFFERED

General

The Company is offering Common Stock to investors in this Offering, depending upon the amount of the investment the Investor desires to make.

The following description summarizes important terms of our Common Stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Articles of Incorporation and our Bylaws, copies of which have been filed as Exhibits to the Form 1-A Offering Statement.  Please review these documents for a complete description of our capital stock, as well as applicable provisions of the Wyoming Business Corporation Act.

Our authorized capital stock consists of 20,000,000 shares of Common Stock, $0.001 par value per share. No shares of Preferred Stock are authorized.

The Company will sell up to 5,000,000 shares of Common Stock in this Offering for $2.50 per share.

Dividend Rights

The payment of dividends, if any, in the future is at the discretion of the Board of Directors and will depend on, among other things, earnings, capital requirements, and financial condition, as well as other relevant factors.  The Company has not paid dividends and does not anticipate paying dividends in the near future as it intends to follow the policy of using retaining earnings, if any, to finance the development and expansion of the business.

Voting Rights

The holders of our Common Stock are entitled to one vote for each share of record on all matters to be voted on by our stockholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares of our Common Stock voting for the election of our directors can elect all of our directors.

Distributions

Each holder of our Common Stock is entitled to a pro rata share of cash distributions made to our stockholders, including dividend payments. The holders of our Common Stock are entitled to receive dividends when, as and if declared by our board of directors from funds legally available therefore. Cash dividends will be paid at the sole discretion of our board of directors.

In the event of our liquidation, dissolution or winding up, the holders of our Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock.

Right to Receive Liquidation Distributions

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Common Stock will be entitled to be paid out of the assets of the Company available for distribution to its stockholders.

Rights and Preferences

Holders of the Company’s Common Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the Company’s Common Stock.

 PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

The Company is offering up to 5,000,000 shares of Common Stock for $2.50 per share. No existing security holders are selling shares as a part of this Offering.

The Company intends to engage FundAmerica, or a similar escrow company, to provide transfer agent services. The Company expects to pay an estimated $50,000 for such services. Additionally, the Company expects to pay approximately 10% of the total amount raised for filing fees, legal, accounting, advertising, escrow, transfer agent and other administrative expenses related to this Offering.

The Company plans to market this Offering primarily through social media and direct email campaigns.  The Company will also be promoting the Offering through public relations and social media advertising.  The anticipated costs of promotion are included in the Company’s estimated total expenses set forth above.

Investor’s Tender of Funds

After the Offering has been qualified by the SEC, the Company will review Subscriptions and accept funds to purchase the Common Stock offered.  Investors will be required to subscribe to the Offering pursuant to the terms of the Subscription Agreement and agree to the terms of the Subscription Agreement online (a copy of which has been filed as an Exhibit to the Offering Statement on Form 1-A).  The Subscription Agreement requires a representation by each Investor that, if the Investor is not an “Accredited Investor” under securities law, Investor is investing an amount that does not exceed the greater of 10% of Investor’s annual income or 10% of Investor’s net worth (excluding Investor’s principal residence.)  In addition, Investors will be required to offer the Company a first right to repurchase its shares pursuant to the terms of any bona fide offer from a third party after its Subscription has been accepted.

The Company will review the Subscription after funds are tendered and accept or reject, in its sole discretion, within 30 days of each Subscription.  Funds from accepted Subscriptions will be made available to the Company immediately.  Funds from rejected Subscriptions will be returned to the Subscriber within 30 days following notice of rejection.

LEGAL MATTERS

The validity of the shares of our Common Stock offered hereby will be passed upon for us by Carman Lehnhof Israelsen, LLP, Salt Lake City, UT.

EXPERTS

The financial statements of MinMax Spaces as of March 22, 2018 appearing in this Offering circular have been audited by Jason M. Tyra, CPA, PLLC, an independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a Regulation A offering statement on Form 1-A under the Securities Act with respect to the shares of Common Stock offered hereby. This offering circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the offering statement and the exhibits and schedules filed thereto. Statements contained in this offering circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. Upon the completion of this offering, we will be required to file periodic reports, proxy statements, and other information with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet website that contains reports, proxy statements and other information about offerors, like us, that file electronically with the Securities and Exchange Commission. The address of that site is www.sec.gov.

MINIMAX SPACES, INC.

Audited Financial Statements for The Period Ended August 31, 2018

September 19, 2018

Jason M. Tyra
CPA PLLC

Independent Auditor's Report

To Management
MinMax Spaces, Inc.
Friendsville, TN

We have audited the accompanying balance sheet of MinMax Spaces, Inc. as of August 31, 2018, and the related statements of income, retained earnings, and cash flows for the period then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MinMax Spaces, Inc. as of August 31, 2018, and the results of its operations and its cash flows for the interim period then ended in accordance with accounting principles generally accepted in the United States of America.

Jason M. Tyra, CPA, PLLC
Dallas, TX
September 19, 2018

1700 Pacific Avenue, Suite 4710
Dallas, TX 75201
(P) 972-201-9008
(F) 972-201-9008
info@tyracpa.com
www.tyracpa.com

MINMAX SPACES, INC.
BALANCE SHEET
AUGUST 31, 2018

ASSETS
Current Assets
Cash	$102
Loan Receivable	12,550
Deposit on Inventory	50,000

Total Current Assets	62,652

Noncurrent Assets
Related Party Loan	5,400
Non-Related Party Loan	23,000

Total Non-Current Assets	28,400

Total Current Assets	91,052
Current Liabilities
Convertible Notes Payable	400,000
Total Current Liabilities	400,000
Total Liabilities	400,000

Shareholders’ Equity
Retained Earnings (Deficit)	(308,948)
Retained Earnings (Deficit)	(308,948)
Total Liabilities and Shareholders’ Equity	$91,052

See accompanying notes.

MINMAX SPACES, INC.
INCOME STATEMENT
FOR A PERIOD JANUARY 4, 2018-AUGUST 31,2018

Operating Income	$-
Revenue

Operating Expense
Consulting	23,000
Advertising	21,000
General & Administrative	14,.948

58,948

Net Income from Operations	(58,948)

Other Income (Expense)
Interest Expense	(200,000)
Organizational Costs	(50,000)

Net Income	$(308,948)

See accompanying notes

FOR THE PERIOD JANUARY 4, 2018 ‐ AUGUST 31, 2018
STATEMENT OF CASH FLOWS
MINMAX SPACES, INC.

Cash Flows From Operating Activities
Net Income (Loss) For The Period	$(308,948)
Changes in Receivables	(12,550)
Deposit on Inventory	(50,000)
Change in Related Party Loan	(5,400)

Net Cash Flows From Operating Activities	(376,898)

Cash Flows From Investing Activities

Change in Non-Related Party Loan	(23,000)
Net Cash Flows From Investing Activities	(23,000)

Cash Flows From Financing Activities
Borrowings from Notes Payable	400,000

Net Cash Flows From Financing Activities	400,000

Cash at Beginning of Period	‐
Net Increase (Decrease) In Cash	102
Cash at End of Period	$102

See accompanying notes.

MINMAX SPACES, INC.
STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
FOR THE PERIOD JANUARY 4, 2018 ‐ AUGUST 31, 2018

Starting Equity (Deficit)	$	‐
Net Income (Loss)		(308,948)
Ending Equity (Deficit)		$(308,948)

See accompanying notes.

MINMAX SPACES, INC.

NOTES TO FINANCIAL STATEMENTS

AUGUST 31, 2018

NOTE A‐ ORGANIZATION AND NATURE OF ACTIVITIES

    MinMax Spaces (“the Company”) is a corporation organized under the laws of the State of Wyoming. The Company provides steel‐framed modular building and storage solutions that are designed to deliver a renewable living environment.

As of March 22, 2018, the Company had not commenced its principal operations or generated revenue. The company’s current activities include preparations to raise additional capital. Risks and uncertainties related to the company’s current activities may tie to the inability to raise sufficient capital for the launch of its planned principal operations or to the inability to operate a profitable business.

NOTE B‐ GOING CONCERN MATTERS

 The financial statements have been prepared on the going concern basis, which assumes that the Company will continue in operation for the foreseeable future. However, management has identified the following conditions and events that created an uncertainty about the ability of the

Company to continue as a going concern. The Company recorded a net operating loss during the interim period ended August 31, 2018.

 The following describes management's plans that are intended to mitigate the conditions and events that raise substantial doubt about the Company's ability to continue as a going concern. The Company will conduct an equity offering during 2018 to raise capital for the purpose of funding operations. The Company's ability to meet its obligations as they become due is dependent upon the success of management's plans, as described above.

These conditions and events create an uncertainty about the ability of the Company to continue as a going concern through September 19, 2019 (one year after the date that the financial statements are available to be issued). The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE C‐ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

 The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Use of Estimates

 The preparation of financial statements requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

MINMAX SPACES, INC.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Cash and Cash Equivalents

Cash and cash equivalents include all cash balances, and highly liquid investments with maturities of three months or less when purchased.

Loan Receivable

Loan Receivable is accounted for at cost.

Income Taxes

The Company is subject to tax filing requirements as a corporation in the federal jurisdiction of the United States, and in the States of Wyoming and Tennessee. The Company is registered as a foreign entity in Tennessee. The Company’s initial tax filings will be due in early 2019.

NOTE D‐ RELATED PARTY TRANSACTIONS

The Company had an outstanding, related party loan receivable from director and shareholder, Kurt Steinbach. As of August 31, 2018, this had a balance of approximately $5,400, no interest rate, and was set to be paid on a date to be determined.

 The Company made a deposit on inventory of about $25,000 to SSL 9 Inc., a company that also has a stake in MinMax Spaces. As of the balance sheet date, the Company also had a deposit on land of $12,500 with CDBE LLC, a company owned by Kurt Steinbach.

 In relation to rent, the Company has an office space arrangement with a company owned by

Kurt Steinbach. As such, there has been no rent expense incurred during the period.

NOTE E- CONVERTIBLE NOTES PAYABLE

In early 2018, the Company issued a series of convertible notes in exchange for cash for the purpose of funding startup costs (“the Notes”). The Notes had original maturity dates in August of 2018, but were refinanced by agreement with each noteholder. The extended maturity date for the Notes is January 2, 2019.

If either on or prior to the maturity date, the Company completes an equity financing in which it sells stock with an aggregate sales price of at least $1,000,000 (excluding any and all notes which are converted into Qualified Financing Shares (including this Note), with the principal purpose of raising capital (the "Qualified Financing")), then the Holder may elect to have the Payoff Amount (less any amounts previously paid by Borrower) convert into Qualified Financing Shares at a price per share equal to 100% of the price paid for the Qualified Financing Shares on the same terms as the other Holders that purchase the Qualified Financing Shares in the Qualified Financing.

MINMAX SPACES, INC.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

In the event that a Qualified Financing has not occurred prior to the maturity Date, the Payoff Amount (less any and all previously received payments made by Borrower) shall become due and payable in cash. However, at the Holder’s option, such amount may also be converted into fully paid and non‐assessable shares of the Common Stock at a conversion price equal to the a quotient obtained by dividing the Set Price by the total number of shares of the Borrower’s stock (Common Stock and Preferred Stock on an as‐converted basis) then outstanding (assuming full conversion and exercise of all securities convertible into or exercisable for Common Stock, directly or indirectly, but excluding shares issued upon conversion of the Notes).

NOTE F‐ SUBSEQUENT EVENTS

Management considered events subsequent to the end of the period but before September 19, 2018, the date that the financial statements were available to be issued.

Regulation A Offering Statement

 Part III – Exhibits

MINMAX SPACES, INC.

206 W COLLEGE AVENUE

FRIENDSVILLE, TN 37737, USA

(866) 646-6230

The following Exhibits are filed as part of this Offering Statement

Exhibit 2.1	Articles of Incorporation*
Exhibit 2.2	Amended and Restated Bylaws**
Exhibit 8.2	Escrow and Custody Agreement*
Exhibit 10.1	Promissory Note*
Exhibit 10.2	Exclusive US License Agreement
Exhibit 10.3	Brand License Agreement
Exhibit 11.1	Consent of Independent Auditor**
Exhibit 12.1	Legal Opinion of Carman Lehnhof Israelsen, LLP as to the legality of the securities being qualified**

*File previously

**Filed herewith

**To be filed by amendment

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized on October 2, 2018.

MinMax Spaces, Inc.

By	/s/ Mike Reppe
Its: President, Chief Executive Officer & Chief Financial Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Mike Reppe	October 2, 2018
Mike Reppe, Director

/s/ Kurt Steinbach	October 2, 2018
Kurt Steinbach, Director

/s/ Cheryl-Ann Needham	October 2, 2018
Cheryl-Ann Needham, Director